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                                                                   Exhibit 99.1

CONTACT: JOHN P. SALDARELLI
         SECRETARY AND TREASURER
         (914) 242-7700

                              FOR IMMEDIATE RELEASE

            AMERICAN REAL ESTATE PARTNERS, L.P. PRICES DEBT OFFERING

MOUNT KISCO, N.Y., May 7, 2004--American Real Estate Partners, L.P. (NYSE:ACP) announced today that it has priced its previously announced offering of senior notes due 2012. The notes, in the aggregate principal amount of $353 million and priced at 99.266%, will bear interest at a rate of 8.125% per annum. Closing of the offering is expected to occur on or about May 12, 2004.

         The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

         American Real Estate Partners, L.P. is a master limited partnership.

         This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, competition for investment properties and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2003 Form 10-K.